Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for August 5, 2009 at 6:00 AM EDT

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

AMERIGON REPORTS 2009 SECOND QUARTER, SIX-MONTH RESULTS

NORTHVILLE, MI (August 5, 2009) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced results for this year’s second quarter and first six months ended June 30, 2009.

Product revenues as previously disclosed were relatively flat for the 2009 second quarter at $10.7 million, compared with $10.2 million for the 2009 first quarter. Year-over-year, this compares with $16.8 million for the second quarter of last year. The decline in product revenue was due to lower sales of existing vehicles offering the Company’s Climate Control Seat® (CCS®) system, partially offset by higher sales from the introduction of a number of new vehicle models offering CCS subsequent to last year’s second quarter. The lower sales of existing vehicles reflected a significant decline in the overall automotive market.

Automotive sales volumes, impacted by the decline in worldwide economic activity and the limited availability of consumer credit, were significantly lower during this year’s second quarter compared with the year-earlier period. In North America, one of the Company’s most important markets, the Seasonally Adjusted Annual Rate (“SAAR”) for vehicle sales decreased 32 percent to 9.6 million from 14.1 million during the second quarter of 2008. Vehicle production levels have been reduced accordingly.

President and Chief Executive Officer Daniel R. Coker said the acceptance of the CCS system by the automotive industry and car buyers remains strong. Even though automotive sales volumes are down dramatically due to the global recession, Amerigon continues to add new vehicles offering its heated and cooled and heated and ventilated seat systems and consumer take rates of those systems remain strong.

“While we expected similar results in the second quarter sequentially from the first due to customer production levels, we are more optimistic about the second half of the year,” said President and Chief Executive Officer Daniel R. Coker. “Despite the current turmoil in the global automotive industry, we continue to make significant progress. We are very excited about working with Kia, a very well respected brand known throughout the world. And we believe our new venture in the automotive aftermarket is the start of a very successful partnership. Overall, our objective is to continue to enter new markets that will diversify us from automotive seats and, ultimately, to emerge as a stronger company as the economy recovers.”

Gross margin as a percentage of revenue for the 2009 second quarter was 24 percent compared with 31 percent in the 2008 second quarter. The year-over-year decrease was primarily attributable to higher raw material costs, especially Tellurium, a key component of CCS, a change in the mix of products sold toward programs having a lower gross margin percentage, and lower coverage of fixed cost at the lower volume levels. Net loss for second quarter 2009 was $869,000, or $0.04 loss per share, compared with net income in last year’s second quarter of $1.3 million, or $0.06 per share.

For the first six months of 2009, revenues were $20.9 million, compared with $34.2 million for the year-earlier period. Gross margin as a percentage of revenue for this year’s first six months was 24 percent compared with 32 percent in the first six months of last year. For the first six months of 2009, net loss was $1.8 million, or $0.08 loss per share, compared to net income of $2.6 million, or $0.12 per share for the prior year period.

The highlights of the 2009 second quarter included the introduction of several new vehicle models featuring Amerigon’s seat systems, including the first ever Kia vehicles, and the launch of the Amerigon heated and cooled and heated and ventilated seat systems in the automotive aftermarket in partnership with Austin, TX-based Classic Soft Trim. CCS is currently offered as an optional feature on 41 automobile models produced by Ford, General Motors, Toyota, Nissan, Honda and Hyundai. Tata Motors features CCS on its Jaguar and Land Rover luxury vehicles which it acquired from Ford in 2008.

The Company’s balance sheet as of June 30, 2009 remained strong with cash and cash equivalents totaling $26.2 million, total assets of $53.7 million, no bank debt and shareholders’ equity of $44.9 million.

Coker added that Amerigon’s proprietary TE technology continues to show potential for product development outside the automotive industry. Based on research and development performed by its BSST subsidiary, Amerigon is pursuing heating and cooling applications in such markets as consumer goods, computers, commercial heating and air conditioning, and the military. The Company, along with several commercial and academic partners, is also focused on the recovery of waste heat to generate electricity.

“In the near term, the majority of our revenue will continue to come from the automotive industry but we are more confident than ever that our future lies in a much broader, diverse product line,” Coker said. “Our work with present and potential commercial partners demonstrates that there are major markets that are very conducive to the potential of our thermoelectric technology.”

New vehicles equipped with CCS and launched since the end of the second quarter 2008 included the Lincoln MKT, Ford F150 Pickup, Chevrolet Suburban, Chevrolet Tahoe, Chevrolet Avalanche, GMC Yukon, GMC Yukon XL, GMC Yukon Denali, GMC Sierra Pickup, Jaguar XK, Toyota Crown Majesta and Infiniti G Convertible. One program, the Nissan Maxima, launched during 2008 had higher revenue in 2009 due to the impact of full quarter shipments.

Unit shipments of CCS systems for the 2009 second quarter and first six months were 154,000 and 297,000, respectively, compared with 253,000 and 506,000 units for the respective year-earlier periods, again due largely to a significant decline in the overall automotive market.

This year’s second quarter and six-month results include year-over-year increases in net research and development expenses of $77,000 and $233,000, respectively, due to increased research activities associated with the Company’s advanced TE program partially offset by lower costs to support a smaller number of new vehicle programs to be launched during 2009 compared to 2008. The increase in research and development expenses in the advanced TE program is associated with a recent breakthrough in the development of significantly more efficient TE materials.

Coker said, “We remain very excited about the long term future of Amerigon and the potential of our proprietary thermoelectric technology. The global focus on energy efficiencies, on electric, plug-in and hybrid vehicles, and a more environmentally friendly approach by business in general works in tandem with our own internal efforts and strategic focus. It is our intent to establish new products and new markets and prepare to expand in the future as the global economy recovers.”

Guidance

Due to the most recent news in the marketplace with respect to customer production levels, the Company expects revenues to increase 30 to 40 percent for the third quarter compared with the 2009 first and second quarters. The current uncertainty in the global automotive market and the resulting lack of visibility make it difficult for Amerigon to provide meaningful fourth quarter and, therefore, full-year financial guidance for 2009.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the second quarter and six months ended June 30, 2009. The dial-in number for the call is 1-877-941-1469. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended June 30, 2009, and its Form 10-K for the year ended December 31, 2008.

TABLES FOLLOW

AMERIGON REPORTS 2009 SECOND QUARTER, SIX-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Product revenues	$10,715	$16,796	$20,885	$34,156
Cost of sales	8,184	11,517	15,936	23,318

Gross margin	2,531	5,279	4,949	10,838
Operating expenses:
Research and development	1,919	2,183	4,338	4,582
Research and development reimbursements	(345)	(686)	(1,018)	(1,495)

Net research and development expenses	1,574	1,497	3,320	3,087
Selling, general and administrative	2,166	2,032	4,315	4,159

Total operating expenses	3,740	3,529	7,635	7,246

Operating income (loss)	(1,209)	1,750	(2,686)	3,592
Interest income	4	218	26	515
Other income	45	35	97	87

Earnings (loss) before income tax	(1,160)	2,003	(2,563)	4,194
Income tax expense (benefit)	(291)	749	(758)	1,569

Net income (loss)	$(869)	$1,254	$(1,805)	$2,625

Basic earnings (loss) per share	$(0.04)	$0.06	$(0.08)	$0.12

Diluted earnings (loss) per share	$(0.04)	$0.06	$(0.08)	$0.12

Weighted average number of shares – basic	21,420	22,140	21,327	22,072

Weighted average number of shares – diluted	21,420	22,710	21,327	22,759

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AMERIGON REPORTS 2009 SECOND QUARTER, SIX-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$26,167	$25,303
Accounts receivable, less allowance of $261 and $318, respectively	6,807	8,292
Inventory:
Raw materials	140	189
Finished goods	3,337	2,452

Inventory	3,477	2,641
Deferred income tax assets	956	986
Prepaid expenses and other assets	511	417

Total current assets	37,918	37,639
Property and equipment, net	3,934	4,274
Patent costs, net of accumulated amortization of $392 and $298, respectively	3,522	3,156
Deferred income tax assets	8,141	7,334
Other non-current assets	195	196

Total assets	$53,710	$52,599

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,381	$3,872
Accrued liabilities	2,835	3,096
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	8,416	7,168
Pension Benefit Obligation	236	142
Deferred manufacturing agreement – long-term portion	150	250

Total liabilities	8,802	7,560

Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 21,467,492 and 21,205,492 issued and outstanding at June 30, 2009 and December 31, 2008, respectively	61,822	60,727
Paid-in capital	23,327	22,720
Accumulated other comprehensive income – foreign currency	69	97
Accumulated deficit	(40,310)	(38,505)

Total shareholders’ equity	44,908	45,039

Total liabilities and shareholders’ equity	$53,710	$52,599

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AMERIGON REPORTS 2009 SECOND QUARTER, SIX-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Six Months Ended June 30,
	2009	2008
Operating Activities:
Net income (loss)	$(1,805)	$2,625
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	704	625
Deferred tax provision (benefit)	(777)	1,431
Stock option compensation	607	435
Defined benefit plan expense	95	–
Loss on disposal of property and equipment	–	10
Changes in operating assets and liabilities:
Accounts receivable	1,485	389
Inventory	(836)	(2,617)
Prepaid expenses and other assets	(94)	16
Accounts payable	1,508	(401)
Accrued liabilities	37	(413)

Net cash provided by operating activities	924	2,100
Investing Activities:
Purchases of investments	–	(3,100)
Sales and maturities of investments	–	14,000
Purchase of property and equipment	(369)	(1,247)
Patent costs	(459)	(261)

Net cash (used in) provided by investing activities	(828)	9,392
Financing Activities:
Proceeds from the exercise of Common Stock options	796	940

Net cash provided by financing activities	796	940

Foreign currency effect	(28)	7

Net increase in cash and cash equivalents	864	12,439
Cash and cash equivalents at beginning of period	25,303	1,170

Cash and cash equivalents at end of period	$26,167	$13,609

Supplemental disclosure of cash flow information:
Cash paid for taxes	$298	$172

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock under the 2006 Equity Incentive Plan	$299	$344

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